Filed Pursuant to Rule 433

Registration Statement No. 333-210729

Genpact Announces Secondary Equity Offering on Behalf of Selling Shareholders

NEW YORK, August 14, 2017 – Genpact Limited (NYSE: G), a global professional services firm focused on delivering digital transformation for clients, today announced an underwritten public offering of 10,000,000 common shares by certain shareholders, consisting of entities affiliated with Bain Capital Investors, LLC and its co-investor, GIC Private Limited (the “Selling Shareholders”). The Selling Shareholders are offering approximately 15% of the Genpact shares they beneficially own. After giving effect to this offering, the Selling Shareholders will beneficially own approximately 30% of Genpact’s outstanding common shares.

Genpact is not selling any common shares in, and will not receive any proceeds from, the offering.

Citigroup is acting as the sole underwriter for the offering and proposes to offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

The issuer has filed a registration statement (including a prospectus) (File No. 333-210729) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates and has become effective. A preliminary prospectus supplement relating to the offering will also be filed with the SEC. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer, the selling shareholders and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Genpact

Genpact (NYSE: G) is a global professional services firm focused on delivering digital transformation for our clients, putting digital and data to work to create competitive advantage. We do this by integrating lean principles, design thinking, analytics and digital technologies with our domain and industry expertise to deliver disruptive business outcomes – an approach we call Lean DigitalSM. We deliver value to our clients in two ways – through digital-led, domain-enabled solutions that drive innovation, and through intelligent operations enabled by digital that design, transform and run clients’ operations. Our approach is continually refined in one of the world’s largest digital process sandboxes, where we test and improve thousands of processes. For two decades, first as a General Electric division and since 2005 as an independent company, we have been passionately serving our clients. We generate impact for clients from the Fortune Global 500 and beyond, and employ over 77,000 people in more than 20 countries, with key offices in New York City, Palo Alto, London, and Delhi.

Safe Harbor

Statements in this press release concerning Genpact’s future expectations, plans and prospects, including statements concerning the proposed secondary public offering of common shares of Genpact, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in such forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to those associated with market conditions and the satisfaction of customary closing conditions related to the proposed secondary offering, as well as other risks detailed in our filings made with the U.S. Securities and Exchange Commission, including the prospectus supplement and accompanying prospectus relating to this offering and Genpact’s Annual Report on Form 10-K. These filings are available at www.sec.gov. Genpact may from time to time make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. Although Genpact believes that these forward-looking statements are based on reasonable assumptions, you are cautioned not to put undue reliance on these forward-looking statements, which reflect management’s current analysis of future events and should not be relied upon as representing management’s expectations or beliefs as of any date subsequent to the time they are made. Genpact undertakes no obligation to update any forward-looking statements that may be made from time to time by or on behalf of Genpact.

Contacts

Investors:

Roger Sachs, CFA

+1 (203) 808-6725

roger.sachs@genpact.com

Media:

Gail Marold

+1 (919) 345-3899

gail.marold@genpact.com